EXHIBIT 10.2

AMENDMENT TO
RESTRICTED STOCK AWARD AGREEMENT

PIONEER NATURAL RESOURCES COMPANY
2006 LONG TERM INCENTIVE PLAN

This Amendment to Restricted Stock Award Agreement (“Amendment”) is entered into by Pioneer Natural Resources Company (the “Company”) and Scott D. Sheffield (the “Participant”) as of May 25, 2012.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Restricted Stock Award Agreement dated February 16, 2010 (the “Agreement”), the Company granted to the Participant an award under the Pioneer Natural Resources Company 2006 Long Term Incentive Plan;

WHEREAS, the Participant and the Company desire to amend the Agreement in certain respects to limit the Participant's benefits in the event of his retirement;

NOW, THEREFORE, the Participant and the Company hereby as follows:

1. Section 6(a) of the Agreement is hereby amended to read in its entirety as follows:

(a)    Termination By Employee Without Good Reason. If your employment relationship with the Company or any of its Subsidiaries is terminated voluntarily by you prior to the Vesting Date and such termination is not a Termination for Good Reason (as such term is defined in the Severance Agreement between you and the Company or one of its Subsidiaries), or if such termination is a result of your Normal Retirement, then all Restricted Shares granted pursuant to this Agreement shall become null and void as of the date of such termination. For purposes of this Section 6(a), “Normal Retirement” shall mean the termination of your employment relationship with the Company and each of its Subsidiaries by which you are employed due to your retirement on or after the date you attain age 60.

2.    Section 6(d) of the Agreement is hereby amended to read in its entirety as follows:

(d)    Other Termination Events. If your employment relationship with the Company and each of its Subsidiaries by which you are employed is terminated prior to the Vesting Date as a result of any of the following events:

(i)    your death; or

(ii)    your Disability;

then the restrictions on a number of Restricted Shares shall automatically lapse such that the number of Restricted Shares for which the restrictions have lapsed as of your date of termination will be equal to the product of (i) the total number of Restricted Shares granted to you pursuant to this Agreement, times (ii) a fraction, the numerator of which is the number of full months (counting the month in which your termination of employment occurs as a full month), beginning with the first full month following the date of this Agreement, during which you were employed by the Company and/or any Subsidiary and the denominator of which is 36. The portion, if any, of your Restricted Shares for which restrictions have not lapsed as of the date of the termination of your employment relationship shall become null and void as of the date of termination; provided, however, that the portion, if any, of this Award for which forfeiture restrictions have lapsed as of the date of termination will survive. For purposes of this Section 6(d), “Disability” shall have the meaning ascribed to it in the Severance Agreement between you and the Company or one of its Subsidiaries.

3.    Except as set forth above, the Agreement shall continue to read in its current state.

IN WITNESS WHEREOF, the Participant and the Company have caused this Amendment to be executed as of the date and year first above written.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Larry N. Paulsen
Larry N. Paulsen
Vice President, Administration and Risk Management

/s/ Scott D. Sheffield
Scott D. Sheffield